Exhibit 99.1

Span-America to Lose Sam’s Club Mattress Pad Account

Wal-Mart Sales Unaffected

New Customers to Partially Offset Loss of Account

GREENVILLE, S.C.--(BUSINESS WIRE)--August 7, 2009--Span-America Medical Systems, Inc. (NASDAQ: SPAN) today announced that Sam’s Club notified the Company that it was not selected as a continuing supplier for consumer mattress pads. Span-America was one of three mattress pad suppliers competing for the Sam’s Club account. An offshore company was chosen by Sam’s Club as the exclusive supplier of mattress pads.

“We are disappointed that Span-America was not chosen as the sole supplier for mattress pads by Sam’s Club; however, our business with Wal-Mart is not affected by this decision,” stated Jim Ferguson, president and chief executive officer of Span-America. “We have recently gained new business from Bed, Bath and Beyond, K-Mart and Belk’s through our marketing partner, Louisville Bedding Company, and expect sales of mattress pads and pillows to these customers to partially offset the loss of the Sam’s Club business. We expect to finish out the second half of this fiscal year with higher sales and earnings than our first half, despite the loss of the Sam’s business.”

“We shipped our first products to Sam’s Club in April of this year following the bankruptcy filing of their previous vendor for mattress pads,” continued Mr. Ferguson. “Span-America sold $1.7 million to Sam’s in our third fiscal quarter and benefitted from increased sales as one of the two other competing suppliers was dropped by Sam’s. We just learned that Sam’s chose another company as the remaining sole supplier for mattress pads. As a result, we expect to sell off the remaining Sam’s Club inventory and do not expect any significant write-offs or charges in the fourth fiscal quarter related to the loss of the Sam’s Club business.”

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Span+Aids®, Isch-Dish®, and Selan® products. The company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America's stock is traded on The NASDAQ Global Market under the symbol "SPAN." For more information, visit www.spanamerica.com.

Forward-Looking Statements

We have made forward-looking statements in this release regarding our expectations for future sales and earnings performance. We wish to caution the reader that these statements are only predictions. Actual events or results may differ materially as a result of risks and uncertainties facing the company, including: (a) expected declines in future sales of private label products to Hill-Rom, (b) the loss of a key customer or distributor for our products, (c) the inability to achieve anticipated sales volumes of medical or custom products, (d) the potential for volatile pricing conditions in the market for polyurethane foam, (e) raw material cost increases, (f) the potential for lost sales due to competition from low-cost foreign imports, (g) changes in relationships with large customers, (h) the impact of competitive products and pricing, (i) government reimbursement changes in the medical market, (j) FDA regulation of medical device manufacturing, and (k) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877, ext. 6912